LIGHT PRODUCTS OFF-TAKE AGREEMENT

                            BETWEEN

              VALERO MARKETING AND SUPPLY COMPANY

                              AND

                     MOBIL OIL CORPORATION

                   Dated  September 16, 1998


                       TABLE OF CONTENTS

ARTICLE I - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II - AGREEMENT TO PURCHASE; TERM . . . . . . . . . . . . . . . . .4
  2.1 Purchase of Products . . . . . . . . . . . . . . . . . . . . . . . .4
  2.2 Inhaul . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
  2.3 Valero's Obligation. . . . . . . . . . . . . . . . . . . . . . . . .4
  2.4 Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
  2.5 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
  2.6 Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

ARTICLE III - PROGRAMMING OF DELIVERIES. . . . . . . . . . . . . . . . . .6
  3.1  Jet Fuel Estimate . . . . . . . . . . . . . . . . . . . . . . . . .6
  3.2 Monthly Requirements . . . . . . . . . . . . . . . . . . . . . . . .6
  3.3 Monthly Delivery Plan. . . . . . . . . . . . . . . . . . . . . . . .6
  3.4 Daily Lifting Schedule . . . . . . . . . . . . . . . . . . . . . . .7
  3.5 Daily Delivery Schedule. . . . . . . . . . . . . . . . . . . . . . .7
  3.6 Periodic Meetings. . . . . . . . . . . . . . . . . . . . . . . . . .7

ARTICLE IV - SCHEDULING PROCEDURES . . . . . . . . . . . . . . . . . . . .7
  4.1 MPLC G & D Pipeline Schedule . . . . . . . . . . . . . . . . . . . .7
  4.2 Jet Fuel Pipeline Schedule and Other Jet Fuel Deliveries . . . . . .8
  4.3 Colonial Pipeline Schedule . . . . . . . . . . . . . . . . . . . . .8
    4.3.1 Colonial Pipeline Inhauls. . . . . . . . . . . . . . . . . . . .8
    4.3.2 Colonial Pipeline Outhauls . . . . . . . . . . . . . . . . . . .8
  4.4 Marine Provisions. . . . . . . . . . . . . . . . . . . . . . . . . .8
  4.5 LPT Batch Schedule.. . . . . . . . . . . . . . . . . . . . . . . . 10
  4.6 Schedule Changes . . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE V - PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
  5.1 Price Structure. . . . . . . . . . . . . . . . . . . . . . . . . . 10
  5.2 Non-Standard Product Price . . . . . . . . . . . . . . . . . . . . 10
  5.3 Change in Price Structure. . . . . . . . . . . . . . . . . . . . . 10

ARTICLE VI - ADDITIVES . . . . . . . . . . . . . . . . . . . . . . . . . 11
  6.1 All Season Diesel Fuel . . . . . . . . . . . . . . . . . . . . . . 11
  6.2 All Season Diesel Fuel Additive. . . . . . . . . . . . . . . . . . 11
  6.3 Injection. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  6.4 Tank Conversion. . . . . . . . . . . . . . . . . . . . . . . . . . 12
  6.5 Conductivity Improver Additive . . . . . . . . . . . . . . . . . . 12

ARTICLE VII - PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . . . 12
  7.1 Invoicing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  7.2 Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  7.3 Late Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
  7.4 Disputed Invoices. . . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE VIII - WARRANTY, QUANTITY AND QUALITY DETERMINATIONS . . . . . . 13
  8.1 Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
  8.2 Disclaimer . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  8.3 Mobil Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  8.4 Quality Determinations . . . . . . . . . . . . . . . . . . . . . . 14
  8.5 Quantity Determinations. . . . . . . . . . . . . . . . . . . . . . 15
    8.5.1 Pipeline Quantities. . . . . . . . . . . . . . . . . . . . . . 15
    8.5.2 Wharf Quantities . . . . . . . . . . . . . . . . . . . . . . . 15
    8.5.3 LPT Quantities . . . . . . . . . . . . . . . . . . . . . . . . 15
    8.5.4 Meters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    8.5.5 Out of Service Meters. . . . . . . . . . . . . . . . . . . . . 16
  8.6 Off-Spec Product . . . . . . . . . . . . . . . . . . . . . . . . . 16
    8.6.1  Notification. . . . . . . . . . . . . . . . . . . . . . . . . 16
    8.6.2 Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    8.6.3 Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    8.6.4 Additional Costs . . . . . . . . . . . . . . . . . . . . . . . 17
    8.6.5 Mis-Deliveries . . . . . . . . . . . . . . . . . . . . . . . . 17
  8.7 Waiver for Off-Spec Product. . . . . . . . . . . . . . . . . . . . 17
  8.8 Off-Spec Inhauls . . . . . . . . . . . . . . . . . . . . . . . . . 17
    8.8.1  Notification. . . . . . . . . . . . . . . . . . . . . . . . . 17
    8.8.2 Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    8.8.3 Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  8.9 Waiver for Off-Spec Inhauls. . . . . . . . . . . . . . . . . . . . 18

ARTICLE IX - TRANSFER OF TITLE, RISK OF LOSS  AND INCORRECT DELIVERY . . 18
  9.1 Transfer of Title. . . . . . . . . . . . . . . . . . . . . . . . . 18
  9.2 Under-Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . 18
  9.3 Waiver of Under-Delivery . . . . . . . . . . . . . . . . . . . . . 19
  9.4 Jet Fuel Underproduction . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE X - FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . . . . . 19
  10.1 Excuse from Obligations; Definition . . . . . . . . . . . . . . . 19
  10.2 Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  10.3 Duty To Mitigate. . . . . . . . . . . . . . . . . . . . . . . . . 20
  10.4 Sales Allocation. . . . . . . . . . . . . . . . . . . . . . . . . 20
  10.5 No Make Up Volumes. . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE XI - CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . 20
  11.1 No Disclosures. . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE XII - RESOLUTION OF DISPUTES . . . . . . . . . . . . . . . . . . 21
  12.1 Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  12.2 Equitable Relief. . . . . . . . . . . . . . . . . . . . . . . . . 22
  12.3 Expert Proceedings. . . . . . . . . . . . . . . . . . . . . . . . 22
    12.3.1 Qualifications. . . . . . . . . . . . . . . . . . . . . . . . 22
    12.3.2 Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    12.3.3 Time Frames . . . . . . . . . . . . . . . . . . . . . . . . . 23
    12.3.4 Expert's Determination. . . . . . . . . . . . . . . . . . . . 23
    12.3.5 Continuance of Agreement. . . . . . . . . . . . . . . . . . . 23
    12.3.6 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE XIII - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 23
  13.1 Hazardous Warning Responsibilities. . . . . . . . . . . . . . . . 23
  13.2 Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
  13.3 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . 24
  13.4 Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . 24
  13.5 Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
  13.6 No Consequential Damages. . . . . . . . . . . . . . . . . . . . . 24
  13.7 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
  13.8 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
  13.9 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 25
  13.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  13.11 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  13.12 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . 26
  13.13 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 26
  13.14 Third-Party Rights . . . . . . . . . . . . . . . . . . . . . . . 26


                            EXHIBITS

Exhibit A - Standard Products
Exhibit B - MOBIL Marine Provisions
Exhibit C - LPT Provisions
Exhibit D - All Season Diesel Provisions
Exhibit E - Jet Fuel Quality
Exhibit F - Historical Volumes
Exhibit G - Monthly Throughput Fee Determination
Exhibit H - Terminalling Procedures
Exhibit I - Conductivity Improver Additization Requirements


                           SCHEDULES

Schedule 1 - Pricing Terms


                LIGHT PRODUCTS OFF-TAKE AGREEMENT

This Light Products Off-take Agreement (the "Agreement"), dated September 16, 1998 ("Effective Date"), is made by and between Valero Marketing and Supply Company, a Delaware corporation ("Valero"), and Mobil Oil Corporation, a New York corporation ("Mobil"). (Valero and Mobil are each individually referred to herein as a "Party", and collectively referred to herein as the "Parties").

WHEREAS, on even date herewith, pursuant to the Asset Sale and Purchase Agreement between Mobil and Valero Refining Company-New Jersey (the "Asset Sale and Purchase Agreement"), Valero Refining Company-New Jersey, an Affiliate of Valero ("VRC-NJ"), purchased from Mobil certain Assets (as defined therein) located in Paulsboro, New Jersey; and

WHEREAS, VRC-NJ intends to operate the assets as a refinery to produce, among other things, gasoline, diesel fuel, jet fuel and heating oil; and

WHEREAS, Mobil desires to purchase and Valero desires to sell certain quantities of gasoline, diesel fuel, jet fuel and heating oil.

NOW, THEREFORE, in consideration of the aforesaid premises and the mutual covenants contained herein, the Parties agree as follows:

                           ARTICLE I

                          DEFINITIONS

The following terms shall have the following meanings for purposes of this
Agreement:

"Affiliate" shall mean any entity directly or indirectly controlled by, controlling or under common control with a Party. For purposes of this definition, "control" shall mean the ownership of more than fifty percent (50%) of the equity interests and voting rights in an entity.

"Barrel" shall mean forty-two (42) Gallons.

"Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday in the State of New Jersey, and, for purposes of determining LIBOR, any day on which dealings in US dollar deposits are carried out in the London Interbank market other than a Saturday, Sunday or a day on which banking institutions are permitted to close in the city of New York.

"Certificate of Analysis" shall mean the list of laboratory test results that Valero affirms to be representative of the quality of the product shipped to Mobil.

"Colonial Pipeline" shall mean Colonial Pipeline Company, a Delaware corporation with an address at Resurgens Plaza, 945 East Paces Ferry Road, Atlanta, Georgia 30326.

"Daily Delivery Schedule" shall have the meaning given to that term in Section 3.5.

"Daily Lifting Schedule" shall have the meaning given to that term in Section
3.4.

"First Renewal Term" shall have the meaning given to that term in Section 2.4.

"Gallon" shall mean a unit of volume equivalent to 231 cubic inches or
3.785412 liters or 0.003785412 cubic meters, all measured at 15.56 degrees Celsius or 60 degrees Fahrenheit.

"Historical Volumes" shall mean the volume of each Light Product by grade produced by the Refinery in the 12 calendar months prior to the Effective Date as set forth on Exhibit F.

"Inhauls" shall mean the movements by Mobil of Light Products into the Refinery by wharf, pipeline, rail or truck.

"Initial Term" shall have the meaning given to that term in Section 2.4.

"Jet Fuel Pipeline" shall mean the jet fuel pipeline from the Refinery to the Philadelphia airport owned and operated by MPLC (as defined below).


"LIBOR" shall mean, as of any date of determination, the three-month London Interbank Offered Rate for US dollars, determined at 11:00 a.m., London time, on the first day of the calendar quarter in which the date of determination occurs (or, if the first day of such calendar quarter is not a London Banking Day, the immediately preceding London Banking Day), as such rate appears on Telerate Page 3750, or any successor page thereto. If Telerate Page 3750 or any successor page ceases to publish the three-month London Interbank Offered Rate for US dollars, the Parties shall designate an alternative mechanism consistent with Eurodollar market practices for determining such rate. For purposes of this definition, a "London Banking Day" is a day on which dealings in deposits in US dollars are transacted on the London Interbank market.

"Light Products" shall mean Standard Products and/or Non-Standard Products, as applicable from the context, and "Light Product" shall be construed accordingly.

"Light Products Terminal" or "LPT" shall mean the facilities, owned by Mobil, located adjacent to the Refinery used to deliver Light Products into trucks, including equipment for measuring and dispensing such Light Products.

"LPT Provisions" shall mean the provisions attached to this Agreement as Exhibit C.

"Mobil's Product Marketing Requirements" shall mean Mobil's required quantity, quality, and delivery method of each Light Product by grade, as determined by Mobil.

"Monthly Delivery Plan" shall have the meaning given to that term in Section
3.3.

"Monthly Requirements" shall have the meaning given to that term in Section
3.2.

"MPLC" shall mean Mobil Pipe Line Company, a Delaware corporation with an address at 1201 Elm Street, Dallas, Texas, 75270.

"MPLC G & D Pipelines" shall mean the gasoline and distillate pipelines owned by Mobil Pipe Line Company which are supplied, in part, by the Refinery.

"Non-Standard Products" shall mean gasolines or distillates that are not Standard Products.

"Off-Spec Product"  shall have the meaning given to that term in Section 8.6.

"Outhauls" shall mean the movements by Mobil of Light Products out of the Refinery by wharf, pipeline, rail or truck.

"Platt's" shall mean "Platt's Oilgram Price Report", published by McGraw Hill, Inc. (or any successor thereto).

"Refinery" shall mean the Assets located in Paulsboro, New Jersey owned by Valero Refining Company-New Jersey as of the Effective Date, and owned by Mobil prior to the Effective Date.

"Reuters" shall mean Reuters Information Services.

"RVP" shall mean Reid Vapor Pressure.

"Second Renewal Term" shall have the meaning given to that term in Section
2.4.

"Subsequent Renewal Periods" shall have the meaning given to that term in
Section 2.5.

"Standard Products" shall mean gasolines or distillates meeting the descriptions and corresponding technical specifications set forth in Exhibit A, and any amendments thereto.

"TBD"  shall mean thousands of Barrels per calendar day.

"Ten Day Period"  shall have the meaning given that term in Section 3.4.

"Under-Deliveries"  shall have the meaning given to that term in Section 9.2.

"Wharf" shall mean the facilities located at the Refinery for delivering Light Products into ships or barges.

"Winter Season"  shall have the meaning given to that term in Section 6.1

"Woodbury" shall mean the Colonial Pipeline tank farm located in Woodbury, New Jersey.

"Year" shall mean the twelve month period from January 1 through December 31, according to the Gregorian calendar.

                    RULES OF INTERPRETATION

The words "include," "includes" and "including" are not limiting.

A reference to an Article, Section, Exhibit, or Schedule is to the Article, Section, Exhibit, or Schedule of this Agreement unless otherwise expressly indicated.

References to any document, instrument or agreement shall include all exhibits, schedules and other attachments thereto.

The words "hereof," "herein" and "hereunder" and words of similar import shall refer to the Agreement as a whole and not to any particular provision of the Agreement.

The words "deliver", "delivers", "delivered" and "deliveries" when used in connection with Light Products, shall refer to the movements of Light Products to and from the title transfer points or the custody transfer points, as applicable, set forth in this Agreement.

References to "days" shall mean calendar days, unless the term "Business Days" shall be used.

References to a time of day shall mean such time in Paulsboro, New Jersey, unless otherwise specified.

This Agreement is the result of negotiations among, and has been reviewed by, Mobil, Valero and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all Parties hereto and no ambiguity shall be construed in favor of or against Mobil or Valero.

VRC-NJ, as owner of the Refinery, will be operating and producing Light Products to be sold hereunder. Accordingly, references herein to the operations of Valero or to the production of Valero shall be deemed to be, as applicable, in the context where used herein, the operations and/or production of VRC-NJ.

                           ARTICLE II

                  AGREEMENT TO PURCHASE; TERM

2.1 Purchase of Products. During the term of this Agreement, Mobil agrees to purchase and receive from Valero, and Valero agrees to sell and deliver to Mobil, all Light Products produced at the Refinery, by grade, up to Historical Volumes, in accordance with the terms and conditions of this Agreement and at the prices determined under this Agreement. At Mobil's option, Valero agrees to sell and deliver to Mobil all such Light Products requested by Mobil, by grade, produced at the Refinery above Historical Volumes in accordance with the terms and conditions of this Agreement and at the prices determined under this Agreement. Notwithstanding the foregoing, with respect to No. 2 fuel, Mobil agrees to purchase and receive from Valero, and Valero agrees to sell and deliver to Mobil, all No.2 fuel produced at the Refinery up to Mobil's Product Marketing Requirements in accordance with the terms and conditions of this Agreement and at the prices determined under this Agreement.

2.2 Inhaul. Subject to Section 2.3, Mobil shall have the right to Inhaul any and all Light Products to meet Mobil's Product Marketing Requirements if Valero does not meet Mobil's Product Marketing Requirements, by grade. Mobil agrees to pay a monthly throughput fee for certain Inhauls in accordance with Exhibit G.

2.3 Valero's Obligation. Valero shall be obligated to provide Refinery capacity to meet Mobil's Product Marketing Requirements, by grade, up to a total, for all grades (excluding jet fuel), on an average annual basis of one hundred fifteen (115) TBD, and on a daily basis of one hundred forty (140) TBD. Valero shall provide such capacity for each grade by either: (i) producing and selling to Mobil Mobil's Product Marketing Requirements, (ii) inhauling and selling to Mobil Mobil's Product Marketing Requirements, (iii) terminalling Inhauls, in accordance with Exhibit H, to meet Mobil's Product Marketing Requirements or (iv) any combination of (i), (ii) and (iii), at Valero's option to meet Mobil's Product Marketing Requirements. Valero shall use reasonable efforts to provide Refinery capacity to Mobil above, on an average annual basis, one hundred fifteen (115) TBD and, on a daily basis, one hundred forty (140) TBD, by grade, provided, however, Valero shall not be obligated to make capital investments to provide to Mobil Refinery capacity above one hundred fifteen (115) TBD annually or one hundred forty (140) TBD daily.

2.4 Term. This Agreement is effective as of the Effective Date and shall continue in effect for a period of ten (10) years from the Effective Date (the
"Initial Term").   Upon the expiration of the Initial Term, this Agreement
shall be automatically renewed for five (5) years unless terminated in accordance with the terms hereof ("First Renewal Term"). Upon the expiration of the First Renewal Term, this Agreement shall be automatically renewed for five (5) years unless terminated in accordance with the terms hereof ("Second Renewal Term").

2.5 Termination. Mobil may terminate this Agreement without cause by giving Valero written notice of termination at least twelve (12) months prior to the expiration of the Initial Term or the First Renewal Term. This Agreement shall terminate at the end of the Second Renewal Period unless the Parties mutually agree to renew this Agreement for a twelve (12) month period, and any twelve month periods thereafter ("Subsequent Renewal Periods") at least twelve (12) months prior to the expiration of the Second Renewal Term or any Subsequent Renewal Periods.

2.6 Default. In addition to the provisions of Section 2.5, this Agreement may be terminated by a non defaulting Party, upon notice to the other Party, if one or more of the following events shall have occurred and be continuing:

     (i) the other Party shall default, other than in accordance with (ii) below, in any material respect, in the performance or observance of any term, covenant or agreement contained in this Agreement and such default shall not have been cured within thirty (30) days, or the other Party is not diligently trying to cure such default which takes longer than thirty (30) days to cure, following receipt by the other Party of written notice of such default from the non defaulting Party; provided, however, in the latter case, the Parties shall have met to review the situation and discuss the appropriate course of action for a default that can not be cured within thirty (30) days;

     (ii) the other Party shall fail to pay any amount owed hereunder on the due date for such payment, except for any amounts being disputed in good faith, and such amount (and any interest accrued thereon) shall remain unpaid for fifteen (15) days following receipt by such Party of written notice from the non defaulting Party of such failure to pay;

     (iii) (a) the other Party shall commence any case, proceeding or any other action (1) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets or the other Party shall make a general assignment for the benefit of its creditors;

     (b) there shall have been commenced against the other Party any case, proceeding or other action of a nature referred to in clause (iii) (a) above that shall not have been dismissed within sixty (60) days;

     (c) there shall be commenced against the other Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets; or

     (d) the other Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 2.6 (iii) (a), (b), or (c) above.

                          ARTICLE III

                   PROGRAMMING OF DELIVERIES

3.1 Jet Fuel Estimate. With respect to jet fuel, twelve (12) months prior to the beginning of any Year, Valero shall deliver to Mobil an estimate, within five thousand (5000) barrels per day, of the volume of jet fuel Valero requires Mobil to Outhaul in the next succeeding Year ("Jet Fuel Estimate") provided, however, Valero shall deliver to Mobil by October 1, 1998 the Jet Fuel Estimate for the next Year. Mobil shall rely on the Jet Fuel Estimate for purposes of entering into jet fuel sales agreements with its customers.

3.2 Monthly Requirements. Commencing on the Effective Date, on or before the fifteenth (15th) day of each month, Mobil shall deliver to Valero Mobil's Product Marketing Requirements for the next succeeding month and a revised forecast of Mobil's Product Marketing Requirements for the subsequent two months ("Monthly Requirements") provided, however, Mobil shall deliver to Valero on the Effective Date its Monthly Requirements for the current month and the next succeeding month.

3.3 Monthly Delivery Plan. Within five (5) days after receipt of the Monthly Requirements, Valero shall deliver to Mobil the delivery plan, subject to
Section 2.3, for the next succeeding month, and a preliminary delivery plan for the subsequent two months, for Mobil's Product Marketing Requirements and the Inhauls and Outhauls, by grade, to the pipelines, barges and LPT as designated by Mobil ("Monthly Delivery Plan), provided, however, Valero shall deliver to Mobil within five (5) days after the Effective Date a Monthly Delivery Plan for the current month and the next succeeding month.

3.4 Daily Lifting Schedule. Commencing on the Effective Date, each Business Day Mobil shall deliver to Valero Mobil's daily lifting schedule, by grade, for the next thirty (30) days which shall include the method of delivery for Mobil's Product Marketing Requirements and the Inhauls and Outhauls ("Daily Lifting Schedule"). The liftings for a month shall be grouped into three periods of ten (10) days: (a) the first of the month to the tenth of the month; (b) the eleventh of the month to the twentieth of the month; and (c) the twenty first of the month to the end of the month (each a "Ten Day Period"). The volume of Light Product, by grade, set forth in the Daily Lifting Schedule fifteen (15) days prior to the commencement of each Ten Day Period, and any mutually agreed changes to the volume, shall be the volume Mobil is obligated to lift and shall be the volume used to determine Under-Deliveries. If no Daily Lifting Schedule is delivered to Valero fifteen
(15) days prior to the commencement of a Ten Day Period, the Daily Lifting Schedule last delivered shall govern. The method of delivery shall be batch specific for the first twenty (20) days, and rateable the last ten (10) days, of the thirty (30) days. The method of delivery for the Inhauls and Outhauls shall be finally set no later than three (3) days prior to the actual Inhaul or Outhaul.

3.5 Daily Delivery Schedule. Commencing on the day following the Effective Date, each Business Day Valero shall deliver to Mobil a daily delivery schedule for the next thirty (30) days setting forth daily deliveries, by grade, to meet Mobil's Daily Lifting Schedule ("Daily Delivery Schedule").
To the extent there is a scheduling conflict, Mobil and Valero shall use their best efforts to resolve the conflict with the understanding that Valero must meet its obligations as set forth in Section 2.3.

3.6 Periodic Meetings. Mobil and Valero shall meet, as needed, to discuss Mobil's Product Marketing Requirements and Valero's available capacity, including any investments to upgrade or change the production of Light Products at the Refinery and any investments to upgrade or change the Refinery to accommodate Mobil's Light Product needs above one hundred fifteen (115) TBD, and how such investments should be shared between Mobil and Valero, if at all.

                           ARTICLE IV

                     SCHEDULING PROCEDURES

4.1 MPLC G & D Pipeline Schedule. Mobil shall provide the Daily Lifting Schedule to Valero by 2:00 PM each Business Day and shall specify the batch type, if applicable, timing and volume of Light Products, by grade, to be shipped on the MPLC G & D Pipeline.

4.2 Jet Fuel Pipeline Schedule and Other Jet Fuel Deliveries. The Daily Lifting Schedule shall specify the batch type, timing and volume of jet fuel to be shipped to the Philadelphia airport on the Jet Fuel Pipeline. Mobil will coordinate with Valero the daily pumping operations to the Philadelphia airport. To the extent Valero produces jet fuel in excess of Mobil's Product Marketing Requirements, such product shall be shipped on the Colonial Pipeline, to the extent the Colonial Pipeline is available. Valero, in the Daily Delivery Schedule, shall specify the approximate pump dates for shipments to Woodbury for Colonial Pipeline liftings. If any volume of such jet fuel cannot be shipped on Colonial Pipeline, then such volumes of jet fuel shall be barged in accordance with Section 4.4. In the event that jet fuel must be lifted by barge, Valero shall process the slop water generated from cleaning activities from Mobil's fleet, (currently the B-240, Iroquois, and M-70 barges), at no charge, up to an annual volume of 5000 barrels.

4.3  Colonial Pipeline Schedule.

     4.3.1 Colonial Pipeline Inhauls. The Inhauls to be sourced from Colonial Pipeline, shall be scheduled for delivery by Mobil into Woodbury to meet the MPLC, Mobil Trenton Terminal and LPT lifting requirements specified in the Daily Lifting Schedule. Valero shall schedule the trans- shipment of such Inhauls from Woodbury to the Refinery, the MPLC G & D Pipelines, the Mobil Trenton Terminal and the LPT, respectively.

     4.3.2 Colonial Pipeline Outhauls. The Outhauls shall be nominated by Mobil for injection into the Colonial Pipeline. Injection timing shall be provided to Valero for inclusion in the Daily Delivery Schedule. Valero shall deliver the Light Products from the Refinery to Woodbury as required to meet injection timing. The minimum batch size for Colonial Pipeline liftings shall be 25,000 barrels, or less if mutually agreed by the Parties. Valero shall schedule such Outhauls to Woodbury such that they do not interfere with the Inhauls required to meet Mobil's Product Marketing Requirements.

4.4 Marine Provisions. The Daily Lifting Schedule shall include a detailed schedule for barge liftings to meet Mobil's Product Marketing Requirements, including at the Mobil Trenton Terminal. For Inhauls, Mobil shall nominate a preliminary three (3) day lifting window approximately thirty (30) days prior to the scheduled Inhaul delivery date. For Outhauls, Valero shall nominate a preliminary three (3) day lifting window approximately thirty (30) days prior to the scheduled Outhaul delivery date. For both Inhauls and Outhauls, Mobil shall nominate an exact three (3) day lifting window five (5) days prior to the scheduled Inhaul or Outhaul delivery date, shall provide Valero the name of the inspector to be used and the vessel details for the barge and shall arrange for the barge equipment required to be used. Any changes to the barge lifting schedule, including the date, time, volume, barge details and inspector, may be made at any time if agreed by Mobil and Valero. Valero shall make the Wharf available during the three (3) day lifting window and shall provide for a minimum lifting of 100,000 barrels, excluding barges intended for delivery to Mobil Trenton Terminal. Lifting sizes less than 100,000 barrels shall be discounted in cents per gallon as follows, unless Mobil initially nominates a smaller lifting:

          Barge Lifting Size        Price Discount
          (Barrels)                 (cents per gallon)
          90,000                    .07
          80,000                    .15
          70,000                    .22
          60,000                    .29
          50,000 & below            .40

To the extent there is no conflict with any of the provisions of this Agreement, the terms of Mobil's Marine Provisions for Inland/Coastwise Barges & Tankers (for vessels of 16,000 Dead Weight Tons or over), which are attached to and incorporated into this Agreement as Exhibit B, shall apply to Outhauls of Light Products at the Wharf.

4.5 LPT Batch Schedule. Mobil shall provide to Valero, weekly, Mobil's estimated demand at the LPT for inclusion in the Daily Delivery Schedule. Actual timing of deliveries shall be coordinated with the LPT. The LPT shall notify Valero of gasoline and heating oil pumpings as required to meet day tank requirements. Heating oil and diesel fuel deliveries shall be scheduled with the Refinery. Jet fuel shall be delivered automatically into trucks on demand.

4.6 Schedule Changes. If, due to limited availability or unavailability of pipelines, the Wharf, the LPT delivery facilities or due to significant fluctuations in Mobil's Product Marketing Requirements, it is necessary to make changes in Light Product production, or delivery methods, times and volumes, the Parties shall negotiate and agree to such changes. The Parties shall continually communicate with each other with respect to the need for such changes, as they become aware of them, and will exercise good faith efforts to agree to needed changes and modifications without undue hardship to either Party, and such agreed changes shall alter the volumes used to determine Under-Deliveries.

                           ARTICLE V

                             PRICE

5.1  Price Structure.  The price for Light Products shall be as set forth on
Schedule 1.

5.2 Non-Standard Product Price. The Parties may agree in writing to the specifications, production and delivery of a Non-Standard Product in accordance with the Annual Forecast. The Parties shall agree the price and volume for such Non-Standard Product prior to its production at the Refinery.

5.3 Change in Price Structure. The price structure contained in this Article V is subject to review by Mobil and Valero if either Party believes there is a significant change in the Light Products market. If the Parties should fail to reach agreement with respect to a new price structure or price reference within sixty (60) days from the commencement of negotiations with respect thereto, either Party may submit such question for resolution by a independent expert pursuant to Section 12.3. If any such question is submitted to an expert for resolution, the existing price structure or price reference shall, unless otherwise agreed by the Parties, remain in effect until such question is resolved by the expert. The decision of the expert with respect to any dispute under this Section 5.3 shall be retroactive to the date upon which the question was submitted to such expert and, within ten (10) days of the receipt of any such decision, an adjusting payment shall be made by Valero or Mobil, as the case may be.

                           ARTICLE VI

                           ADDITIVES

6.1 All Season Diesel Fuel. During the period of approximately October 15 through February 15 (the "Winter Season"), Mobil requires a low sulfur diesel fuel which has unique specifications ("All Season Diesel Fuel") and requires injection of an additive ("All Season Diesel Additive") at the Refinery. All Season Diesel Fuel is considered "proprietary". Valero agrees to inject the All Season Diesel Additive into low sulfur diesel fuel to meet Mobil's All Season Diesel Fuel marketing requirements.

6.2  All Season Diesel Fuel Additive.  Prior to the commencement of each
Winter Season, Mobil shall specify the All Season Diesel Additive to be used.
As of the Effective Date, Mobil requires the use of the Paramins additive Paraflow 521 stored in Tank 1321. Valero shall be responsible for maintaining, ordering and purchasing, an adequate level of All Season Diesel Additive throughout the Winter Season to meet Mobil's marketing needs. If the additive is not available from the manufacturer, Valero shall immediately notify Mobil in writing. Valero shall not be responsible for additive dosage requirements should the additive not be available. New All Season Diesel Additive receipts must be tested, prior to offloading, for API gravity (ASTM D287/D4052) and appearance (visual clear and bright). The results of such tests should be within the plus or minus 0.5 Deg. API when compared to the certificate of origin provided by the supplier. If the delivered All Season Diesel Additive is off-spec, Valero shall contact Mobil Fuel Technical Support and Paramins personnel. Valero shall invoice Mobil monthly for the All Season Diesel Additive based on usage and the actual price paid for the additive. Payment for such invoices shall be due ten (10) days after receipt. Mobil shall negotiate a price for the All Season Diesel Additive which shall be fixed for the Winter Season. Usage shall be determined by the metered volume of All
Season Diesel Additive using specified dosages provided by Mobil. Mobil requires the meters measuring All Season Diesel Additive to be calibrated the month prior to the Winter Season.

6.3 Injection. Upon receipt of low sulfur diesel fuel during the Winter Season, Valero shall follow the procedures in Exhibit D. The procedure specifies All Season Diesel Additive treat rates upon receipt of product for the Winter Season and testing to determine if additional All Season Diesel Additive is required upon product Outhaul. Each All Season Diesel Additive treatment on Inhauls and Outhauls shall be within plus or minus 5% of the specified All Season Diesel Additive treat rate. After each Inhaul or Outhaul of All Season Diesel Fuel, Valero shall provide an All Seasons Diesel Fuel Transfer Report to Mobil Fuel Technical Support and Distillate Team. If the calculated All Season Diesel Additive treat rate exceeds the metered All Season Diesel Additive treat rate by 10%, the overage in All Season Diesel Additive treatment will be Valero's responsibility.

6.4 Tank Conversion. At the beginning of each Winter Season the level of All Season Diesel Additive required may vary from those in the procedure in Exhibit D. Mobil shall supply the additional All Season Diesel Additive information required for the conversion of tanks for the Winter Season.
Valero shall contact Mobil if there is any change to the procedure in Exhibit
D. Likewise, Mobil shall contact Valero if there is a change to the specifications required by Mobil.

6.5 Conductivity Improver Additive. In accordance with Mobil's written instructions set forth on Exhibit I, which Mobil may from time to time modify, Valero shall additize or cause to be additized low sulfur diesel fuel and No.2 fuel deliveries into the MPLC G & D Pipeline and to the LPT to meet the specifications set forth on Exhibit A. Valero shall, at its sole cost and expense, maintain, calibrate and operate all equipment necessary to additize low sulfur diesel fuel and No.2 fuel. Valero shall invoice Mobil monthly for the additive based on usage and the actual price paid for the additive. Payment for such invoices shall be due ten (10) days after receipt.

                          ARTICLE VII

                            PAYMENT

7.1 Invoicing. Valero shall submit to Mobil after each delivery an invoice and supporting documents for the Light Products delivered to Mobil at the Wharf, the Colonial Pipeline, the MPLC G & D Pipeline, and the Jet Fuel Pipeline, together with payment instructions therefor (the " Non LPT Invoice"). No later than the fifteenth (15th) day following the end of each Ten Day Period, Valero shall submit to Mobil an invoice and supporting documents for the Light Products delivered to Mobil at the LPT during such Ten Day Period, together with payment instructions therefor (the "LPT Invoice") (Non LPT Invoices and the LPT Invoices together shall be referred to herein as Invoices). Each Invoice shall be prepared using the information set forth in the relevant Bill of Lading or meter ticket and shall contain such other information relating to the calculation of the price for such Light Products specified in the Invoice as Mobil may reasonably request.

7.2 Payment. Payment for the Light Products delivered to Mobil at the Wharf, the Colonial Pipeline, the MPLC G & D Pipeline, and the Jet Fuel Pipeline shall be made by Mobil to Valero no later than two (2) Business Days following the date of receipt of the Non LPT Invoice if the Non LPT Invoice is received before 12:00 noon local time at the billing address or no later than three (3) Business Days following the date of receipt of the Non LPT Invoice if the Non LPT Invoice is received after 12:00 noon local time at the billing address (the "Due Date"). Payment for the Light Products delivered to Mobil at the LPT shall be made by Mobil to Valero no later than five (5) Business Days following the date of receipt of the LPT Invoice if the LPT Invoice is received before 12:00 noon local time at the billing address or no later than six (6) Business Days following the date of receipt of the LPT Invoice if the LPT Invoice is received after 12:00 noon local time at the billing address(the "Due Date"). All payments hereunder shall be made in U.S. dollars, by means of a wire transfer of immediately available funds or through the Automated Clearing House (ACH), to the account designated by Valero in the relevant Invoice and, except to the extent required by applicable law or in accordance with Section 7.4, without any discount, allowance, set-off, retention or deduction.

7.3  Late Payments.   If any payment due hereunder is not made in full on or
prior to the Due Date, any unpaid amount shall attract interest at LIBOR plus three (3) percent, compounded annually, from (and including) the Due Date to (but excluding) the date paid. To the extent interest is due on any payment, the Party to whom the interest is owed shall invoice the Party who owes the interest, within ninety (90) days of the Due Date for such payment, or the interest shall be waived.

7.4 Disputed Invoices. In the event Mobil disagrees with any Invoice, it shall pay the undisputed portion of the Invoice and immediately notify Valero of the reasons for the dispute. The Parties shall endeavor to resolve the dispute within thirty days. Failing resolution, the matter shall be referred to an Expert for determination in accordance with Section 12.3. Promptly after resolution of any dispute, the amount of any overpayment or underpayment shall be paid to Mobil or Valero, as applicable, together with interest thereon at LIBOR plus three (3) percent.

                          ARTICLE VIII

        WARRANTY, QUANTITY AND QUALITY DETERMINATIONS,
                 OFF-SPEC PRODUCT AND LIABILITY

8.1 Warranty. Valero hereby warrants that the Standard Products delivered (including Valero's inhauls) pursuant to this Agreement shall meet the specifications set forth in Exhibit A and Exhibit E and the Non-Standard Products shall meet the specifications mutually agreed in writing prior to the delivery thereof by Valero to Mobil. Valero further warrants that it will convey good title to all Light Products sold hereunder and that such Light Products will be delivered to Mobil free and clear of any lien, encumbrance or security interest. Valero further warrants that at the time of delivery, all Light Products produced by Valero or, to its knowledge, inhauled by Valero and delivered to Mobil shall be free and clear of any infringement or claim of infringement of any third party U.S. patent, trademark, copyright or, to its knowledge, trade secret rights (other than any infringement claims that might be brought as a consequence of Valero's use, in accordance with the terms of the Intellectual Property License Agreement, of Mobil Proprietary Technology (as defined in the Intellectual Property License Agreement referred to in the Asset Sale and Purchase Agreement)). THE PRECEDING SENTENCE IS VALERO'S SOLE AND EXCLUSIVE WARRANTY FOR ANY INFRINGEMENT OR CLAIM OF INFRINGEMENT OF ANY THIRD PARTY U.S. PATENT, TRADEMARK, COPYRIGHT OR TRADE SECRET RIGHTS. In the event that Valero reasonably believes that any Light Products meeting the specifications set forth on Exhibits A and E infringe, at the time of delivery, on the rights of any third party U.S. patent, trademark, copyright or trade secret rights, Valero shall notify Mobil and Mobil shall not be obligated to take delivery of any such Light Product. Further, Valero shall not be obligated to produce such Light Product that infringes, at the time of delivery, on the rights of any third party U.S. patent, trademark, copyright or trade secret rights. In the event that the Parties modify the specifications so that there is no claim of infringement, at the time of delivery, on the rights of any third party U.S. patent, trademark, copyright or trade secret rights, the Light Product produced to meet the modified specification will not be deemed to be Off-Spec Product for purposes of this Agreement (unless the Light Product does not meet the modified specification) nor will delivery of the Light Product meeting the modified specification be treated as an Under-Delivery of the Light Product meeting the original specification.

8.2 Disclaimer EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 8.1, VALERO MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE LIGHT PRODUCTS SOLD HEREUNDER, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.3 Mobil Warranty. Mobil hereby warrants that the Inhauls delivered pursuant to this Agreement shall meet the Colonial Pipeline specifications. EXCEPT FOR THE PRECEDING SENTENCE, MOBIL MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE INHAULS, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.4 Quality Determinations. Valero shall provide a Certificate of Analysis for each shipment of Light Products. Mobil may utilize independent spot inspections to verify the quality of products loaded onto marine vessels, except when quality is altered by product on the vessel prior to loading. In such case, product quality shall be determined by line sample or shore tank. The cost for the barge inspections required hereunder shall be divided equally between Mobil and Valero. Notwithstanding the foregoing, Valero shall be obligated to collect a representative sample of each delivery of Light Product to a marine vessel and retain such sample for at least thirty (30) days. For deliveries into MPLC G & D Pipelines, MPLC tests shall prevail. For deliveries into Colonial, Colonial tests for quality shall prevail. At Mobil's sole cost, Mobil may utilize independent spot inspections to verify the quality of products produced at the Refinery and transported by Pipeline, provided, however, if an independent spot inspection is required to validate an Off-Spec Product, the cost of the inspection shall be divided equally between Mobil and Valero. Notwithstanding the foregoing, Mobil shall be obligated to collect a representative sample of each delivery of Light Product to the LPT, to the MPLC G & D Pipelines or to Colonial and retain such sample for at least thirty
(30) days. Mobil shall have the right to be present at any test or inspection conducted under this Section 8.4.

8.5  Quantity Determinations.

     8.5.1 Pipeline Quantities. The quantity of Light Products delivered by Valero to Mobil through the MPLC G & D Pipelines and the Colonial Pipeline shall be determined by the meter tickets issued by the pipeline (either Colonial Pipeline or MPLC G & D Pipelines, as applicable). Absent manifest error, such pipeline tickets with respect to the volume measurement shall be final and binding on the Parties.

     8.5.2 Wharf Quantities. The quantity of Light Products delivered by Valero to Mobil at the Wharf shall be determined at the load tank gauge, provided it is static. If such tank is not static, then the measurement shall be determined at the receiving tank gauge, provided it is static. If neither tank is static then the measurement shall be made at the barge gauge at the Refinery. All gauging shall be done by the independent inspector jointly selected by the Parties. Absent manifest error such inspector's determination shall be final and binding on the Parties.

     8.5.3 LPT Quantities. The quantity of Light Products delivered by Valero to Mobil at the LPT shall be determined by meter readings at the custody meters, or the truck rack meters if no custody meter is available, located at the LPT. Calculations from the meter readings for determining such quantities shall conform to the procedures set out below:

     8.5.4 Meters. Mobil agrees to maintain and calibrate all its meters and associated equipment in accordance with the latest edition of API Manual of Petroleum Measurement Standards Chapters 4,5,6,12. Custody meters shall be calibrated at least monthly for pipeline meters and every 90 days for truck rack meters. Mobil shall provide twenty-four (24) hours notice to Valero of the date and time of such calibration tests. Valero shall be entitled to have representatives present to witness such tests and to verify Mobil's calibrations. Mobil shall retain the records of such calibrations for one year and make such records available to Valero at their written request. Additional calibrations may be requested by Valero at their expense. If any test shows that the metering equipment is in error so that the total measurement error does not exceed one quarter of one percent (0.25%), previous readings of such equipment will be considered as correct and (a) in the case of truck rack meters, such meters shall be properly adjusted immediately to zero error and
(b) in the case of pipeline meters, no adjustment shall occur unless the cumulative error, from the time the meter was last taken out of service and repaired, exceeds one half of one percent (0.50%) and in that event such meter shall be taken out of service and repaired to correct for the error. If any test shows that a truck rack meter is in error so that the total measurement error exceeds one quarter of one percent (0.25%) such meter will be properly adjusted at once to zero, or, if any test shows that the change in error from the last calibration of any pipeline meter exceed one quarter of one percent (0.25%) such pipeline meter shall be taken out of service at once and repaired, and the previous readings from such equipment and the resulting invoices will be corrected for any prior period of inaccuracy which is definitely known or agreed upon. In case such period is not definitely known or agreed upon, such correction will be for a period covering the last half of the time elapsed since the date of the last equipment test, not exceeding, in any case, fifteen (15) days.

     8.5.5 Out of Service Meters. If for any reason any meter utilized hereunder is out of service so that the quantity of Light Product delivered through the meter cannot be ascertained, the quantity of Light Product so delivered during the period the meter is out of service will be estimated and agreed upon by Valero and Mobil upon the basis of the best available data using, in order of preference, the following methods:

          (a)  By using static shore tank measurement.

          (b) By using any measuring equipment which Mobil may have installed if operating properly; or

          (c) By using any check-measuring equipment of Valero, if installed and operating properly; or

          (d) By using any recognized independent oil expert as agreed by the Parties. The decision of the expert shall be final, conclusive and binding on the Parties.

     8.6 Off-Spec Product. If Valero delivers Light Product pursuant to this Agreement which does not meet the specifications applicable to such Light Product hereunder (an "Off-Spec Product"), the following provisions apply:

     8.6.1 Notification. Upon discovery by Mobil or Valero (including notification by a common carrier) that an Off-Spec Product was delivered by Valero, such discovery will be communicated to Mobil or Valero within one hour of discovery and Valero shall determine whether Mobil should:

          (i)       return the Off-Spec Product for re-processing, or

          (ii) sell or dispose of the Off-Spec Product on Valero's behalf.

     8.6.2 Costs. For returning Off-Spec Product, in addition to the damages that may be available pursuant to Section 9.2, Valero shall reimburse Mobil for the costs for returning the Off- Spec Product from its terminals, any government fines received as a result of the Off-Spec Product, and any costs incurred in replacing the Off-Spec Product. Mobil shall provide to Valero documentation for all such costs.

     8.6.3     Credit.   If so directed by Valero, Mobil shall sell the
Off-Spec Product on behalf of Valero at the best price that Mobil can obtain. Mobil shall remit to Valero the proceeds, if any, from such sale or disposal, after deducting damages and the costs of disposal. In addition, Valero shall issue a credit to Mobil for the amount which Mobil had paid for the Off-Spec Product. Mobil shall provide to Valero documentation of the sale price and of Mobil's damages and costs.

     8.6.4 Additional Costs. In addition to the foregoing and the rights of Mobil under Section 9.2, Valero shall reimburse Mobil for any costs incurred to recall and recover any Off-Spec Product from its terminals, including costs incurred cleaning any tanks at its terminals contaminated with Off-Spec Product and any other equipment at its terminals contaminated with Off-Spec Product and the cost of replacing any product at its terminals contaminated by the Off-Spec Product. Mobil shall provide to Valero documentation for all such costs.

     8.6.5     Mis-Deliveries.   If Valero delivers a specific Light Product
that meets the specifications for a Standard Product or the specifications agreed to in advance by the Parties for a Non-Standard Product, but the applicable Monthly Forecast requires a different type of Light Product with a different specification, it is a "Mis-Delivery." In the event of a Mis-Delivery, Mobil shall be entitled to the costs and credit as calculated in Sections 8.6.2 and 8.6.3 and 8.6.4.

8.7 Waiver for Off-Spec Product. Notwithstanding the foregoing, Section 8.6 shall not be construed to limit or prevent Mobil from waiving the specifications or from reaching a price adjustment with Valero for taking delivery of any Off-Spec Product, providing that such waiver or price adjustment is in writing.

8.8 Off-Spec Inhauls. If an Inhaul does not meet the specifications applicable to such Inhaul (an "Off-Spec Inhaul"), the following provisions apply:

     8.8.1 Notification. Upon discovery by Mobil or Valero (including notification by a common carrier) of an Off-Spec Inhaul, such discovery will be communicated to Mobil or Valero within one hour of discovery and Mobil shall determine if Valero should:

     (i)  deliver the Off-Spec Inhaul to Mobil;

     (ii) reprocess the Off-Spec Inhaul.

     8.8.2 Costs. For returning any Off-Spec Inhaul, Mobil shall reimburse Valero for the costs, if any, to return the Off-Spec Inhaul, any government fines received as a result of the Off- Spec Inhaul, any costs incurred cleaning any tanks and any other equipment contaminated with the Off-Spec Inhaul, and the cost of replacing any product contaminated by the Off-Spec Inhaul. Valero shall provide to Mobil documentation for all such costs.

     8.8.3     Credit.    If the Off-Spec Inhaul is reprocessed into alternate
products (i) the reprocessed products shall be delivered to Mobil and Mobil shall pay to Valero its documented costs of reprocessing, or (ii) at Valero's option, Valero and Mobil shall agree to the price for such Off-Spec Inhaul, based upon its use, and Valero shall pay to Mobil such price.

8.9  Waiver for Off-Spec Inhauls.  Notwithstanding anything to the contrary,
Section 8.8 shall not be construed to limit or prevent Valero from waiving the specifications and taking delivery of an Off-Spec Inhaul provided that such waiver is in writing.

                           ARTICLE IX

    TRANSFER OF TITLE, RISK OF LOSS  AND INCORRECT DELIVERY

9.1 Transfer of Title. Title and risk of loss for the Light Product shall transfer as follows:

     (i) for pipeline deliveries, title and risk of loss shall pass from Valero to Mobil as the Light Product crosses the custody transfer meter of the applicable common carrier pipeline at the Refinery, and

     (ii) for LPT truck deliveries, title and risk of loss shall pass from Valero to Mobil as the Light Product passes the inlet flange of the truck loading meter, and

     (iii) for Wharf deliveries, title and risk of loss shall pass from Valero to Mobil as the Light Product passes the inlet flange of Mobil's designated ship, barge or other marine vessel.

     (iv) for LPT deliveries, title and risk of loss shall pass from Valero to Mobil as the Light Product passes the custody transfer meter located at the LPT.

9.2 Under-Deliveries. If, during a Ten Day Period, Valero delivers, or has available for delivery, less than ninety percent (90%) of the volume of any individual Light Product required to be delivered during such Ten Day Period including Inhauls (to the extent the Inhaul is fully available for Valero to take delivery), it is an "Under-Delivery." The amount of the Under-Delivery shall be equal to the difference between one hundred percent (100%) of the volume specified for lifting in such Ten Day Period and the volume actually delivered during such Ten Day Period. In the event of an Under-Delivery:

     (i) if the Under-Delivery is due to unscheduled outages or other unintentional and unexpected operational problems, Valero shall compensate and pay to Mobil, Mobil's documented actual costs associated with not receiving such Light Product in a timely manner including all costs associated with replacing such Light Product up to a maximum of one (1) cent per Gallon for each Gallon of the Under-Delivery;

     (ii) if the Under-Delivery is because (a) the Light Product is not produced for any reason other than an unscheduled outage or other unintentional and unexpected operational problem, or (b) the Light Product is sold to a third party and the sale of product to a third party results in Valero being unable to satisfy its obligations to Mobil during such Ten Day Period as provided in the Ten Day Period provision of Section 3.4; Valero, in each case, shall compensate and pay to Mobil $.03 per Gallon for each Gallon of the Under-Delivery, provided, however, Valero shall not be obligated to pay the $.03 Under-Delivery penalty if there is an unscheduled outage or other unintentional and unexpected operational problem following a sale as provided in (b) above; and

     (iii) in addition to 9.2 (i) and (ii) above, Valero shall provide Mobil, at Mobil's option, immediate access to the Refinery to Inhaul the volume of the Under-Delivery.

9.3 Waiver of Under-Delivery. Nothing in Section 9.2 shall be construed to limit or prevent Mobil from waiving its rights relating to an Under-Delivery, provided that the waiver shall be in writing.

9.4 Jet Fuel Underproduction. To the extent Valero delivers to Mobil, in any given month, less than the Jet Fuel Estimate for that Year and Mobil must purchase jet fuel from third parties to meet its obligations to its customers, Valero shall pay to Mobil the difference between the price Mobil paid for the jet fuel and the price Mobil would have paid under this Agreement for the jet fuel plus any additional transportation costs.

                           ARTICLE X

                         FORCE MAJEURE

10.1 Excuse from Obligations; Definition.   No failure, delay or omission by a
Party to fulfill any of its obligations under this Agreement (other than the obligation to make payments when due) shall give rise to any claim against such Party or be deemed to be a breach of this Agreement if and to the extent that such failure, delay or omission arises from any of the following (each an "Event of Force Majeure"): strikes, boycotts, lockouts and other labor or employment difficulties, earthquakes, tremors, landslides, avalanches, floods, hurricanes, tornadoes, storms, other natural phenomena or calamities, epidemics, quarantines, wars (declared or undeclared), hostilities, guerrilla activities, terrorist acts, riots, insurrections, civil disturbances, acts of sabotage, blockades, embargoes, third party power outages or acts of state or any governmental body or any order, judgment, ruling, decision or other act or failure to act, of any governmental, civil or military authority which directly affects such Party's ability to perform its obligations hereunder.
10.2 Notice. If a Party cannot perform any obligation under this Agreement because of an Event of Force Majeure, such Party shall notify the other Party in writing as promptly as possible giving the reason for non-performance, the particulars of the Event of Force Majeure and the obligation affected thereby. Any obligation of a Party shall be temporarily suspended during the period in which such Party is unable to perform by reason of an Event of Force Majeure, but only to the extent of such inability to perform. The obligations of the Parties to perform as provided by this Agreement through facilities not affected by the Event of Force Majeure shall continue. The Party affected by an Event of Force Majeure will notify the other Party as soon as such Event has been removed and no longer prevents the performance by the affected Party of its obligations, and the affected Party shall promptly thereafter resume full performance of its obligations under this Agreement.

10.3 Duty To Mitigate. In the event that a Party is affected by an Event of Force Majeure, it shall use reasonable efforts to mitigate the effects of such Event of Force Majeure on the performance of its obligations hereunder. In the case of Valero, its duty to mitigate shall be subject to Section 2.3 (and Valero's options contained therein.). If an Event of Force Majeure continues for more than sixty (60) days, the Parties shall meet to review the situation and its implications for the Parties' obligations under this Agreement and to discuss the appropriate course of action under the circumstances.

10.4 Sales Allocation. The Parties agree that if for any reason Valero is unable to fulfill its obligations due to an Event of Force Majeure, Mobil shall be given priority to all the Light Products available so that Mobil can meet Mobil's Product Marketing Requirements.

10.5 No Make Up Volumes. Valero shall not be obligated to make up any quantities of Light Product it does not deliver hereunder as a result of an Event of Force Majeure. Mobil shall not be obligated to make up any quantities of Light Product it does not receive hereunder as a result of an Event of Force Majeure.

                           ARTICLE XI

                        CONFIDENTIALITY

11.1 No Disclosures Each Party shall treat the contents of this Agreement and the transactions contemplated hereby as proprietary and confidential and shall make no disclosures with respect to such matters without the express written consent of the other Party. A Party may make disclosures to the extent they are required by applicable law provided the disclosing Party provides the non disclosing Party with as much notice as possible, and shall take all reasonable steps to preserve confidentiality as permitted by law. A Party may also make disclosures to its Affiliates or its professional representatives or consultants if such Affiliate, professional representative or consultant, as the case may be, agrees in writing to treat the disclosed information as proprietary and confidential.

                          ARTICLE XII

                     RESOLUTION OF DISPUTES

12.1 Arbitration. Except as provided in Sections 12.2 and 12.3, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement, including any claim based in contract, tort, statute or constitution, shall be settled exclusively and finally by arbitration. The arbitration shall be conducted and finally settled by three (3) arbitrators in New York, NY, in accordance with the then- existing Rules for Complex Arbitration of the American Arbitration Association (the "Rules"), and any Judgment rendered by the arbitrators shall be final, binding and unappealable, and Judgment may be entered by any state or Federal court having jurisdiction thereof. The pre-trial discovery procedures of the then-existing Federal Rules of Civil Procedure and the then-existing Rules 46 and 47 of the Civil Rules for the United States District Court for the Southern District of New York shall apply to any arbitration. Mobil and Valero shall each select one such arbitrator, and the two arbitrators so selected shall select the third arbitrator. Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators. It is the intent of the Parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator. Prior to each arbitrator's formal appointment, such arbitrator shall disclose to the Parties and the other arbitrators any financial, fiduciary, kinship or other relationship between such arbitrator and any Party or its counsel, or between such arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any Party. For the purpose of this Agreement, "appearance of impropriety" shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any Party. Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator. The arbitrators shall hear and determine any preliminary issue of law asserted by a Party to be dispositive of any claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate. It is the intent of the Parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the American Arbitration Association. The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the proceedings. Failure to do so shall not be a basis for challenging the award. The Parties and the arbitrators shall treat all aspects of the arbitration proceedings, including discovery, testimony, and other evidence, briefs and the award, as strictly confidential. The Parties intend that the provisions to arbitrate set forth in this Agreement be valid, enforceable and irrevocable. In their award the arbitrators shall allocate, in their discretion, among the Parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrators and reasonable attorneys' fees, costs and expert witness expense of the Parties. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a Judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief.

12.2 Equitable Relief. Notwithstanding any other provision of this Agreement, it is understood and agreed that in the case of any breach by Valero of Section 2.3 the arbitration procedures may not be adequate to provide injunctive relief which is required on an accelerated or expedited basis to prevent Mobil from suffering harm. Accordingly, Valero agrees that in such instances Mobil, shall be entitled to preliminary equitable relief. Further, if Mobil has a claim for specific performance or other injunctive relief, and pursuant to Section 12.1 the arbitrators are not impaneled for thirty (30) days, Mobil shall be entitled to seek relief in the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York Country, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of a breach of Section 2.3 of this Agreement, or any transaction contemplated thereby. Each of the Parties hereto agrees to commence the action, suit or proceeding relating thereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Agreement. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of Section 2.3, or the transactions contemplated thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.3 Expert Proceedings.   Notwithstanding the foregoing, any dispute arising
out of or concerning Articles IV, V, VIII and IX hereof and any dispute which the Parties agree shall be settled by an expert, shall be exclusively and finally settled by a single expert unanimously selected by the Parties or, failing such a selection, appointed by the President of the International Court of Arbitration of the International Chamber of Commerce in accordance with the Rules for Expertise of the International Chamber of Commerce. Mobil and Valero shall provide the single expert with a proposal with terms addressing and resolving all unresolved issues (a "Proposal"). The single expert shall then choose one of the Proposals, and the new terms contained therein shall become final and binding upon the Parties.

     12.3.1 Qualifications. The expert shall be a person suited by reasons of his qualifications, experience and expertise for the determination in question. Such expert shall, unless otherwise agreed by the Parties, be appointed and act as an expert and not as an arbitrator and the provisions relating to arbitration hereunder shall not apply to the Proceedings and determination.

     12.3.2 Notice. The reference to an expert shall be initiated by one Party giving written notice to the other Party (the date on which such notice is given being hereinafter called the "Date of Reference") that it requires the matter in dispute to be referred to an expert in accordance with the provisions of this Section 12.3.

     12.3.3 Time Frames. If the Parties can agree upon the expert within ten (10) days of the Date of Reference, the matter in dispute shall thereupon be referred to such expert. If the Parties cannot agree upon the expert within the said period of ten (10) days, they will forthwith and in any event within fifteen (15) days of the Date of Reference ask the then President of the International Court of Arbitration of the International Chamber of Commerce to appoint an expert and the matter in dispute shall thereupon be referred to the expert appointed by the said President as soon thereafter as practicable in the circumstances. The expert shall, unless otherwise agreed by the Parties, be required to make a determination and report in writing to the Parties within a period of thirty (30) days after its acceptance of the appointment, giving the reasons for its determination.

     12.3.4 Expert's Determination. The expert's determination shall be final and binding on the Parties and not subject to appeal, to arbitration or court proceedings except in cases of fraud or manifest mistake of fact. The expert may make such determination as shall be fair and reasonable and in accordance with this Agreement, and may award reasonable and incurred legal costs and other costs to any Party.

     12.3.5 Continuance of Agreement. Notwithstanding the fact that any matter in dispute between the Parties is to be referred, or has already been referred, to an expert, the Parties shall continue to observe and perform their respective obligations and duties hereunder as if no such dispute has arisen.

     12.3.6 Confidentiality. The Parties and the expert shall treat all aspects of the expert proceedings as strictly confidential.

                          ARTICLE XIII

                         MISCELLANEOUS

13.1 Hazardous Warning Responsibilities. Valero shall provide Mobil with a Material Safety Data Sheet for any Light Product delivered hereunder. Each Party acknowledges that it is aware of hazards or risks in handling or using such Light Products. Valero and Mobil shall maintain compliance with all safety and health related governmental requirements concerning such Light Product and shall take steps as are reasonable and practicable to inform their employees, agents, contractors and customers of any hazards or risks associated with such Light Product, including but not limited to, dissemination of pertinent information contained in the Material Safety Data Sheet, as appropriate.

13.2 Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Party, except that Mobil may assign this Agreement, in whole or in part, to a wholly owned Affiliate without the consent of Valero. Valero may assign this Agreement to an Affiliate provided it provides to Mobil a parent company guarantee.

13.3 Governing Law.   THIS AGREEMENT SHALL BE GOVERNED BY,  AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF NEW YORK.

13.4 Waiver and Amendment. No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the waiver is in writing and is signed by the Party against whom it is sought to be enforced. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the Parties.

13.5 Claims. Any quantity or quality claims by a Party with respect to a delivery hereunder shall be communicated in writing (together with all necessary supporting documentation) promptly after the basis for such claim is discovered, but in no event later than ninety (90) days from the date of such delivery. Any notice of claim or documentation received later than ninety
(90) days from the date of such delivery shall be considered time barred and the claim shall be deemed waived and any related liability extinguished.

13.6 No Consequential Damages.     Notwithstanding anything to the contrary
contained in this Agreement, in no event shall any Party be liable to the other Party for any incidental, indirect, special, punitive or consequential damages that such other Party may suffer.

13.7 Headings. The headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

13.8 Notices.   All notices, demands, instructions, waivers, consents or other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when received, if personally delivered; (ii) when transmitted, if transmitted by telecopy or other electronic or digital transmission method, subject to the sender's facsimile machine receiving the correct answerback of the addressee and confirmation of uninterrupted transmission by a transmission report or the recipient confirming by telephone to the sender that the recipient has received the facsimile message, provided, however, that written confirmation thereof has been promptly sent by mail or hand delivered to the recipient following such telecopy or other electronic transmission; and (iii) upon receipt, if sent by certified or registered mail, return receipt requested or if sent by a recognized overnight delivery service; provided, that a notice given in accordance with this sentence but received on a non-working day or after business hours in the place of receipt will be deemed to be given on the next working day in that place. In each case notice shall be sent to the following addresses:

          (i)    if to Valero, to:

                 Valero Marketing And Supply Company
                 500 Dallas Street, Suite 3200
                 Houston, Texas 77002
                 Attention:  V.P. Marketing
                 Facsimile: 713-393-5486

          (ii)   if to Mobil, to:

                 Mobil Oil Corporation
                 3225 Gallows Road
                 Fairfax, Virginia 22037
                 Attention: Manager Supply Programs and Inventory Management
                 Facsimile:  703-846-6176

or to such other address as Mobil or Valero shall have specified by notice in writing in the manner specified in this Section. For purposes of Articles III and IV, any notices required pursuant to such Articles shall be sent, in the case of Mobil, to the Paulsboro Scheduler, at the address above and at facsimile number 703-846-3002, and in the case of Valero, to the Light Products Coordinator at the Refinery and at facsimile number 609-224-2050 or to such other address as Mobil or Valero shall have specified by notice in writing.

13.9 Entire Agreement. This Agreement, including the Exhibits hereto, which are hereby incorporated by reference, the Asset Sale and Purchase Agreement and the Related Agreements as defined therein, set forth the entire understanding and agreement between the Parties as to matters covered herein and therein and supersedes any prior understanding, agreement or statement (written or oral) of intent among the Parties with respect to the subject matter hereof and thereof. In the event that there is a conflict between this Agreement and the Exhibits hereto and any Related Agreements, the terms of this Agreement shall prevail.

13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13.11 Taxes. Any and all taxes, fees, or other charges imposed or assessed by governmental or regulatory bodies, the taxable incident of which is the transfer of title or the delivery of the Light Product hereunder, or the receipt of payment therefore regardless of the character, method of calculation, or measure of the levy or assessment, shall be paid by the Party upon whom the tax, fee, or charge is imposed by law.

13.12 Compliance with Laws. During the performance of this Agreement, each Party shall comply with all laws, rules, regulations, ordinances and requirements of federal, state and local governmental or regulatory bodies which are applicable to this Agreement.

13.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Party or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to the other Party or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.14     Third-Party Rights.   This Agreement is for the sole benefits of the
Parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

VALERO MARKETING AND SUPPLY             MOBIL OIL CORPORATION
     COMPANY

By: /s/ S. Eugene Edwards               By: /s/ R.J. Kruep
Name: S. Eugene Edwards                 Name: R.J. Kruep
Title: Senior Vice President            Title: Attorney-in-Fact